KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [Month] [Day], [Year]

To our Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. to be held at [Time], Phoenix time, on [Month] [Day], [Year], at the Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016. The purposes of the Annual Meeting are to:

1.	Elect three Class III Directors, each director to serve a term of three years;

2.
Consider and act upon an amendment and restatement of our Restated Articles of Incorporation in order to authorize the issuance of up to 300,000,000 shares of our common stock, par value $0.01 per share, and to make certain other ministerial changes in our Amended and Restated Articles of Incorporation;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

4.	Transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on [Month] [Day], [Year], as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment of that meeting. Shares of Knight Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of our 2006 Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

Timothy M. Kohl Secretary
Phoenix, Arizona
[Month] [Day], [Year]

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [Month] [Day], [Year]

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at [Time], Phoenix time, on [Month] [Day], [Year], at the Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the director nominees named herein; (ii) FOR the amendment and restatement of our Amended and Restated Articles of Incorporation; (iii) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and (iv) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders.

This Proxy Statement, the proxy card, and our Annual Report were first mailed on or about [Month] [Day], [Year], to shareholders of record at the close of business on [Month] [Day], [Year] (the "Record Date").

The terms "we," "our," "us," or the "Company" refer to Knight Transportation, Inc. and its subsidiaries.

Voting Rights

Only holders of record of our Common Stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy. Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. In the election of directors, cumulative voting is required by law. See "Required Vote; Cumulative Voting." As of the Record Date, there were issued and outstanding approximately ______shares of our Common Stock, entitled to cast an aggregate ______ votes on all matters subject to a vote at the Annual Meeting, other than in the election of the Class III directors, where the shares are entitled to an aggregate ______ votes. Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting

Election of Directors. Directors are elected by plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors. Abstentions and broker non-votes are not counted as votes for the election of any director nominee. Under the Constitution of the State of Arizona, as well as Section 10-728 of the Arizona Revised Statutes, shareholders have cumulative voting rights in electing directors of an Arizona corporation. Cumulative voting means that each shareholder, when electing directors, has the right to cast as many votes in the aggregate as he, she, or it has voting shares multiplied by the number of directors to be elected. For example, this year three Class III directors will be elected. If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 300 votes in the election of the Class III directors and may cast 300 votes for a single director nominee or distribute those votes among the Class III director nominees as the shareholder determines.

Other Matters. Approval of the other matters submitted to shareholders for consideration and action at the Annual Meeting requires that the number of votes cast for the matter exceeds the number of votes cast against the matter. Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved. In other words, abstentions and broker non-votes will be counted neither as votes for, nor as votes against, a matter.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. Shareholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to our Secretary at our address, by executing a subsequent proxy and delivering it to our Secretary, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2006 Annual Report to Shareholders that was mailed on or about [Month] [Day], [Year], together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of Deloitte & Touche LLP, our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2008 Annual Meeting of Shareholders. Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1. - ELECTION OF DIRECTORS

Our Board of Directors presently consists of nine members. The directors are divided into three classes, with each class serving a three-year term. The shareholders elect approximately one-third of the Board of Directors each year. Three Class III directors will be elected at the Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Kevin P. Knight, Randy Knight, and Michael Garnreiter for election as Class III directors at the Annual Meeting.

Each Class III director nominee will be elected to serve until the 2010 Annual Meeting of Shareholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever occurs first. Each of the Class III director nominees has consented to serve a three year term.

If any of the nominees named above should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board.

Class III Director Nominees

        Information concerning the nominees standing for election as Class III directors follows:

Kevin P. Knight, 50	Director Since 1990

Kevin P. Knight has served as the Chairman of our Board of Directors since May 1999 and has served as our Chief Executive Officer since 1993. He has been one of our officers and directors since 1990. From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift Transportation Co., Inc. ("Swift"), a long-haul truckload carrier, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary. Mr. Knight serves on the Board of Directors of Universal Technical Institute, Inc., a provider of post-secondary education. Mr. Knight also serves on the Board of Directors and Executive Committee of the American Trucking Associations.

Randy Knight, 58	Director Since 1989

Randy Knight has served as a member of our Board of Directors since our inception in 1989. Mr. Knight served as one of our officers from 1989 until July 31, 1999, when he resigned from being an officer. Mr. Knight served as Chairman of the Board from 1993 to 1999. From 1985 to June 2004, Mr. Knight held a significant ownership interest in and served as Chairman of Total Warehousing, Inc., a commercial warehousing and local transportation business located in Phoenix, Arizona. Mr. Knight sold his interest in Total Warehousing to a third party in June 2004. Mr. Knight was employed by Swift or related companies from 1969 to 1985, where he was a Vice President. Mr. Knight also is a director of the Biltmore Bank of Arizona.

Michael Garnreiter, 55	Director Since 2003

Michael Garnreiter has served as a member of our Board of Directors since September 2003. Mr. Garnreiter currently is the managing member of Rising Sun Restaurant Group, LLC, a ten-restaurant chain of casual dining locations. Mr. Garnreiter also is a director of Taser International. During the period from April 2002 through June 2006, Mr. Garnreiter served as the Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group, Inc., a publicly held restaurant operating company. Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP. Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach. In 1986, he became the managing partner of Arthur Andersen's Tucson, Arizona office. Mr. Garnreiter is a Certified Public Accountant in California and Arizona.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Class I Directors

Certain information regarding our current Class I directors who were elected in 2005, except for Richard J. Lehmann who was elected in 2006, for terms expiring at our 2008 Annual Meeting of Shareholders follows:

Donald A. Bliss, 74	Director Since 1995

Donald A. Bliss has served as a member of our Board of Directors since February 1995. Until his retirement in December 1994, Mr. Bliss was a Vice President and Chief Executive Officer of U.S. West Communications, a U.S. West company. Mr. Bliss also is a director of the Western and Southern Life Insurance Company, Continental General Insurance Company, the Biltmore Bank of Arizona, and Vodavi Technology, Inc. Mr. Bliss served as Chairman of the Western Region Advisory Board of AON Risk Services of Arizona, Inc. from October 2001 to February 2005.

Mark Scudder, 44	Director Since 1999

Mark Scudder has served as a member of our Board of Directors since November 1999. Mr. Scudder is president of Scudder Law Firm, P.C., L.L.O., in Lincoln, Nebraska, and has been involved in the private practice of law since 1988. Mr. Scudder is also a member of the board of directors of Covenant Transport, Inc., a publicly held, long-haul trucking company, and Genesee & Wyoming Inc., a publicly held, international, operator of short-line railroads.

Richard J. Lehmann, 63	Director Since 2006

Richard J. Lehmann has served as a member of our Board of Directors since February 2006. Mr. Lehmann serves as the founding principal of the Biltmore Bank of Arizona and is Chairman of Bank Capital Corporation, the holding company for the Bank. Until December 31, 1999, Mr. Lehmann served as Vice Chairman of Bank One, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations. Mr. Lehmann's previous positions include Chairman and Chief Executive Officer of Valley National Bank. Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including 10 years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa. Mr. Lehmann is a member of the board of directors of e Funds Corporation, Icrossing Inc., Nature Conservancy, and T Gen Foundation. He also serves on the Mayo Advisory Board and serves on the Board of Trustees at Thunderbird, The Garvin School of International Management.

Class II Directors

Certain information regarding our current Class II directors who were elected in 2006 for terms expiring at our 2009 Annual Meeting of Shareholders follows:

Gary J. Knight, 55	Director Since 1990

Gary J. Knight has served as the Vice Chairman of our Board of Directors since January 2004. Mr.  Knight served as our President from 1993 to January 2004, and has been one of our officers and a member of our Board of Directors since 1990. From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President.

G.D. Madden, 67	Director Since 1997

G.D. Madden has served as a member of our Board of Directors since January 1997. Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues. Prior to founding Madden Partners, he was President and Chief Executive Officer of Innovative Computing Corporation, a subsidiary of Westinghouse Electric Corporation. Mr. Madden founded Innovative Computing Corporation ("ICC"), a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry. Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and Chief Executive Officer until 1996.

Kathryn L. Munro, 58	Director Since 2005

Kathryn L. Munro has served as a member of our Board of Directors since April 2005. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies. Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America's Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro has served on the boards of directors of Flow International Corporation, a Seattle-based manufacturer of industrial tools, since 1996; and Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy since 2000. Ms. Munro served on the Board of Capitol Bancorp Limited, a Michigan-based multi-bank holding company, from 2002 to 2006.

Kevin Knight, our Chairman and Chief Executive Officer, and Keith Knight, one of our executive officers, are brothers and are cousins of Randy Knight and Gary Knight, who also are brothers.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since December 30, 2004, and therefore we are subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules of the NYSE. Prior to listing on the NYSE, our Common Stock was listed on the Nasdaq National Market and we were subject to the listing standards, including standards related to corporate governance, embodied in applicable rules of the National Association of Securities Dealers, Inc.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our shareholders. A copy of the corporate governance guidelines is available free of charge on our corporate website at http://www.knighttrans.com and is available in print to any shareholder who requests it. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the corporate governance guidelines and recommending changes as appropriate to ensure the effective functioning of our Board of Directors and high quality corporate governance.

Code of Ethics

The Board of Directors has adopted a Code of Ethical Conduct that applies to all of our directors, officers, and employees. In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the "Financial Responsibilities Policy") that applies to our senior executive officers (Executive Vice President or above), Chief Financial Officer, Chief Accounting Officer, Controller, and any other employees who are responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system. The Code of Ethical Conduct and Financial Responsibilities Policy include provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are available free of charge on our website at http://www.knighttrans.com and are available in print to any shareholder who requests them.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors. During the year ended December 31, 2006, our Board of Directors met on four regularly scheduled occasions and did not hold any special meetings. Each of the directors, other than Randy Knight, attended 75% or more of the meetings of the Board of Directors and the meetings held by all of the committees of the Board on which he or she served. We encourage our directors to attend our Annual Meetings of Shareholders. Eight of our then-current directors attended the 2006 Annual Meeting of Shareholders.

Independent Directors. In accordance with NYSE Rule 303A.02(a), the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Nominating and Corporate Governance Committee. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that Donald A. Bliss, G.D. Madden, Michael Garnreiter, Mark Scudder, Kathryn L. Munro, and Richard J. Lehmann are independent (collectively, the "Independent Directors"). Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Mr. Bliss, Mr. Madden, Mr. Garnreiter, nor Ms. Munro either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries. Mr. Scudder is president of a law firm to which we paid approximately $163,000 for legal services in 2006 and which currently provides legal services to us. Based upon information regarding the law firm's total revenues for each of the past three years supplied by Mr. Scudder, the Board of Directors has determined that the relationship between us and Mr. Scudder is not material. Mr. Lehmann is the founding principal of a bank to which we maintained at certain times during 2006 a $5,000,000 deposit and of which Mr. Bliss and Mr. Randy Knight serve as directors. The Board of Directors, after considering (i) the bank's total deposit base, (ii) the substantial deposits we had at certain times during the year with other financial institutions, (iii) the fact that the bank matches or exceeds the return we receive from other depositories, and (iv) the nature of Messrs. Bliss' and Randy Knight's board service, determined that the relationship between us and Mr. Lehmann is not material. See "Certain Relationships and Related Transactions" for additional information concerning our financial relationships with Mr. Scudder. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02(b).

Executive Sessions. In 2006, pursuant to NYSE Rule 303A.03, our Independent Directors held three meetings, referred to as "executive sessions," at which only the Independent Directors were present. The Chairman of the Nominating and Corporate Governance Committee acts as the presiding director for all executive sessions. Donald A. Bliss currently serves as the Chairman of the Nominating and Corporate Governance Committee and will continue in that capacity following the Annual Meeting. Our non-management directors, who are comprised of the Independent Directors and Randy Knight, met once in 2006 Our non-management directors and independent directors will each continue to hold at least one meeting annually at which only independent and non-management directors are present, respectively.

Communication with Directors. Our Board of Directors provides a process for shareholders to send written communications to the entire Board or individual directors. If you wish to send a communication to the entire Board of Directors, your communication should be addressed as follows: The Board of Directors, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next Board meeting. If you wish to communicate with an individual director, your communication should be addressed as follows: Name - Director, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next Board meeting, following clearance through normal security procedures.

In addition, we provide a method for concerned parties to communicate directly with our non-management directors. Any person wishing to contact our non-management directors may contact such directors through our presiding non-management director, the Chairman of the Nominating and Corporate Governance Committee, whose contact information may be obtained by writing our Secretary, Timothy M. Kohl, at the address set forth above or by calling our Investor Relations Department at telephone number (602) 606-6414.

Committees of the Board of Directors

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation, and Executive Committees. The Board does not maintain any other standing committees. The following table sets forth the current membership of each of the standing committees of the Board of Directors.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee
Donald A. Bliss	X	X		X
G.D. Madden	X		X
Michael Garnreiter	X
Mark Scudder				X
Kevin P. Knight				X
Gary J. Knight				X
Kathryn L. Munro		X	X
Richard J. Lehmann		X	X

The Audit Committee

Purpose, Functions, Composition, and Meetings. The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	the qualifications, independence, and performance of our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee's charter, the primary functions of the Audit Committee include:

•
making determinations regarding the selection and retention of our independent registered public accounting firm and reviewing and pre-approving such firm's fees and the proposed scope of its services; and

•
reviewing, and meeting with our management, internal auditors, and independent registered public accounting firm, as applicable, to discuss our financial statements and financial and related disclosures, accounting policies and principles, internal control systems, and financial reporting processes.

The Audit Committee currently is comprised of Donald A. Bliss, G.D. Madden, and Michael Garnreiter, with Mr. Garnreiter serving as the Chairman. Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

The Audit Committee met five times during 2006. Each member of the Audit Committee attended all of the Audit Committee meetings during 2006.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5) of Regulation S-K, currently serves on the Audit Committee. The Board of Directors has identified Michael Garnreiter as an audit committee financial expert. Mr. Garnreiter is independent, as independence for audit committee members is defined under applicable NYSE rules.

Audit Committee Charter. Since 1994, the Audit Committee has operated pursuant to a written charter detailing its purpose, powers, and duties. In February 2007, the charter of the Audit Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302. The amendment and restatement of the Audit Committee Charter was not material in nature. A copy of the Audit Committee's current charter is available free of charge on our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee follows.

The Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company. Management of the Company has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls. The Company retains an independent registered public accounting firm that is responsible for conducting an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report thereon.

In undertaking its responsibilities, the Audit Committee has discussed the Company's financial statements with management and the Company's independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended December 31, 2006, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility and Rule 2-07, Communication With Audit Committees, of Regulation S-X), which include, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm's conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm its independence.

    Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

                        Michael Garnreiter, Chairman
                        G.D. Madden, Member
                        Donald A. Bliss, Member

The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings. In February 2003, the Board of Directors established a nominating committee to recommend to the Board potential candidates for election as directors. In November 2004, the nominating committee was reconstituted as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently is comprised of Richard J. Lehmann, Kathryn L. Munro, and Donald A. Bliss, with Mr. Bliss serving as Chairman.

The purposes of the Nominating and Corporate Governance Committee are to assist the Board of Directors in improving our corporate governance, to train members of the Board, to improve the Board's governance functions, and to assist us in obtaining the highest quality independent directors. As more fully detailed in the Nominating and Governance Committee's charter, the primary functions of the committee include:

•	evaluating the composition of the Board and selecting and recommending nominees for election or reelection to the Board or for appointment to fill Board vacancies;

•	developing and implementing regular and emergency succession plans for our senior management positions; and

•
reviewing and developing policies or making recommendations concerning other aspects of our corporate governance, such as the Board committee structure, our corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest.

All current members of the Nominating and Corporate Governance Committee are independent, as independence for nominating committee members is defined under applicable NYSE rules. In 2006, the Nominating and Corporate Governance Committee held one meeting.

The Nominating and Corporate Governance Committee met in March 2007 and recommended that the Board of Directors nominate Kevin P. Knight, Randy Knight, and Michael Garnreiter, for election as Class III directors. All nominees are presently directors and have consented to stand for re-election. Mr. Randy Knight has been ill recently and the Board, at his request, has placed him on a medical leave of absence, not to exceed one year, until he has recovered. Mr. Randy Knight’s medical condition has improved and it is anticipated that he will recover fully from his illness. The Nominating and Corporate Governance Committee recommended and the Board renominated Mr. Randy Knight to stand for election as a director due to the substantial contributions he has made to the Board and to our company over the years, his knowledge of the transportation industry, and the contributions the Committee and Board expect that he will make in the future.

Nominating and Corporate Governance Committee Charter. A written charter for the Nominating and Corporate Governance Committee was adopted in March 2005. A copy of the charter is available free of charge on our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board of Directors, after considering the recommendations of the Nominating and Corporate Governance Committee. As a matter of course, the members of the Nominating and Corporate Governance Committee review the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors. The Nominating and Corporate Governance Committee also accepts recommendations of director candidates from our other outside directors and our executive officers, advisors, and shareholders. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee will review all candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter. This will include a review of the person's judgment, integrity, independence, management or business skills and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in their profession, knowledge of corporate governance issues and Board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Nominating and Corporate Governance Committee determines are appropriate in light of our needs and the needs of the Board. With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K.

In addition to the qualifications and considerations described above, our corporate governance guidelines contain the following director eligibility criteria that impact the director nomination process:

•	a mandatory retirement age of 82 for all directors, subject to waiver by a majority of the Board;

•	director term limits of 20 years, following March 2, 2005, for all directors, subject to waiver by a majority of the Board;

•	no director may serve on more than five public company boards of directors, including our Board; and

•	our Chief Executive Officer may not serve on more than two other public company boards of directors in addition to our Board.

Consideration of Director Candidates Recommended by Shareholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, provided that the following procedural requirements are satisfied. Candidate recommendations should be mailed via certified mail, return receipt requested, and addressed to the Nominating and Corporate Governance Committee, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. In order to be considered, a shareholder recommendation must: (i) be received at least 120 days prior to the first anniversary of the date of the proxy statement for the prior year's Annual Meeting (by [Month] [Day], [Year] for director candidates to be considered for nomination for election at the 2008 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resume and references, to enable the Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of our Common Stock.

The Compensation Committee

Purpose, Functions, Composition, and Meetings. The purpose of the Compensation Committee is to review, analyze, recommend, and approve all aspects of executive compensation. As more fully outlined in the Compensation Committee's charter, the primary functions of the Compensation Committee include:

•
reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer's performance in light of those objectives, and determining and approving the Chief Executive Officer's compensation based upon this evaluation;

•	reviewing and making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards to our executive officers; and

•	administering our stock option plan as in effect from time-to-time.

During 2006, the Compensation Committee was comprised of G.D. Madden, Richard J. Lehmann, and Kathryn L. Munro, with Ms. Munro serving as Chairperson. The Compensation Committee met three times in 2006. At those meetings, the Compensation Committee approved executive bonuses for fiscal year 2005, approved the compensation of, and option grants awarded to, our executive officers for fiscal year 2006, established performance targets for 2006, issued its Report on Executive Compensation for inclusion in the proxy statement relating to the 2006 Annual Meeting of Shareholders, and reviewed the compensation of our directors who are not 10% shareholders, officers, or employees of ours ("Outside Directors"). See "Executive Compensation - Compensation Discussion and Analysis" for a discussion of, including the Compensation Committee's role in implementing, our processes and procedures for setting executive compensation. See "Executive Compensation - Director Compensation" for a discussion of, including the Compensation Committee's role in implementing, our processes and procedures for setting director compensation.

Compensation Committee Charter. In February 2007, the charter of the Compensation Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302. The amendment and restatement of the Compensation Committee Charter was not material in nature. A copy of the Compensation Committee's current charter is available free of charge on our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, an officer or employee of our company. During 2006, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors. See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and "Executive Compensation - Director Compensation" for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Knight Transportation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.
                        Kathryn Munro, Chairperson
                        G.D. Madden, Member
                        Richard J. Lehmann, Member

The Executive Committee

The Executive Committee of the Board was established in November 2000. The Executive Committee is authorized to act on behalf of the Board of Directors when the Board of Directors is not in session. The current members of the Executive Committee are Kevin P. Knight, Gary J. Knight, Donald A. Bliss, and Mark Scudder. The Executive Committee met once in 2006.

Other Board and Corporate Governance Matters

Director Evaluation Program. The Nominating and Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our shareholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating and Corporate Governance Committee also is responsible for developing and recommending to the Board of Directors for approval an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Director Orientation and Training. The Nominating and Corporate Governance Committee is responsible for developing and implementing an orientation program for new directors. Under this program, we provide new, non-management directors a variety of materials to assist them in familiarizing themselves with our business, management structure, and operations and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees. New, non-management directors also meet with members of our senior management and other non-management directors as part of their orientation. We periodically provide materials to directors on various subjects to assist them in understanding our business and operations and in effectively discharging their duties.

Authority to Engage Advisors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee is conferred by its charter with explicit authority to engage its own independent advisors.

Management Succession Planning. The Board of Directors has adopted a management succession plan thatidentifies emergency and potential long-term successors to our Chief Executive Officer, President, Chief Financial Officer, and certain other key members of senior management. The Nominating and Corporate Governance Committee, following consultation with our Chief Executive Officer, is responsible for making an annual report to the Board of Directors with regard to management succession planning. After reviewing this report and consulting with the members of the Nominating and Corporate Governance Committee and the Chief Executive Officer, the Board of Directors makes any changes or updates to the management succession plan that it determines are appropriate.

Our Executive Officers and Certain Significant Employees

The following table sets forth, as of March 31, 2007, certain information regarding our executive officers and Michael K. Liu, Erick Kutter, and Greg Ritter, three of our significant employees.

Name	Age	Position
Kevin P. Knight	50	Chairman of the Board and Chief Executive Officer
Gary J. Knight	55	Vice Chairman of the Board
Keith T. Knight	52	Chief Operating Officer
Timothy M. Kohl	59	President and Secretary
David A. Jackson	31	Chief Financial Officer and Treasurer
Casey Comen	53	Executive Vice President of Sales
Michael K. Liu	34	President of Knight Transportation - Dry Van
Erick Kutter	39	President of Knight Refrigerated, LLC
Greg Ritter	48	President of Knight Brokerage, LLC

Keith T. Knight has served as our Chief Operating Officer since May 2006. Prior to his appointment as Chief Operating Officer, Mr. Knight served as our Executive Vice President from 1993 until May 2006, and has been one of our officers since 1990. He served as a director of our Board of Directors from 1990 to 2004. From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and Manager of Swift's Los Angeles terminal.

    Timothy M. Kohl joined us in 1996. Mr. Kohl has served as our President since January 2004 and as our Secretary since October 2000. Mr. Kohl was a director of our Board of Directors from May 2001 to February 2006, and he served as our Chief Financial Officer from October 2000 to January 2004. Mr. Kohl served as our Vice President of Human Resources from January 1996 through May 1999. From May 1999 through October 2000, Mr. Kohl served as Vice President of our Southeast Region. Prior to his employment with us, Mr. Kohl was employed by Burlington Motor Carriers as Vice President of Human Resources. Prior to his employment with Burlington Motor Carriers, Mr. Kohl served as Vice President of Human Resources for J.B. Hunt.

David A. Jackson joined us in April 2000. He has served as our Chief Financial Officer since January 2004 and as our Treasurer since May 2006. Mr. Jackson served as our Corporate Purchasing Manager from April 2000 until July 2002, and as the Owner Operator Program Director from July 2002 until January 2004.

Casey Comen has served as our Executive Vice President of Sales since March 2004. Prior to joining us, Mr. Comen was employed by Swift, where he most recently served as the Vice President of Sales and Marketing from 1997 through January 2004.

Michael K. Liu was appointed President of the Knight Transportation - Dry Van in April 2007. Prior to his appointment as President of Knight Transportation - Dry Van, Mr. Liu served as our division manager for our Southern California Division since December 2003. Mr. Liu also served as a training manager for our driver development department from January 2000 to December 2003.

Erick Kutter joined us in February 1993. He has served as the President of Knight Refrigerated, LLC, our asset-based refrigerated business, since July 2004. Prior to his appointment as President of Knight Refrigerated, Mr. Kutter was responsible for opening our service centers in Katy, Texas, Kansas City, Kansas, and Atlanta, Georgia. Mr. Kutter also served as the division manager of our service center in Indianapolis, Indiana from July 1998 to April 2001.

Greg Ritter joined us in 2005. He has served as the President of Knight Brokerage, LLC, our non-asset based brokerage business, since the opening of our brokerage business. He began his career in 1979 with C.H.Robinson Worldwide, where he was the branch manager for the Phoenix office for 18 years.

See "Proposal No. 1 - Election of Directors" for information concerning the business experience of Kevin P. Knight. See "Continuing Directors" for information concerning the business experience of Gary J. Knight.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Our officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during the 2006 fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers, and greater than 10% beneficial owners were complied with, except that: (i) each of Donald A. Bliss, Mark Scudder, Kathryn L. Munro, Richard J. Lehmann, and Randy Knight did not timely report on Form 4 a grant of shares of common stock which occurred in February 2006; and (ii) Randy Knight did not timely report a grant of an option which occurred in June 2006. All such transactions have been reported in subsequent filings. Copies of Section 16(a) forms that our directors and executive officers file with the SEC are accessible through our website at http://www.knighttrans.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, incentivizing future performance, and aligning our executive officers' long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, and (ii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives' incentives to increase our stock price and maximize shareholder value. In addition we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. Our primary strategy for building senior management depth has been to develop personnel from within our company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources. Accordingly, in many instances we build our compensation elements around long-term retention and development together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers generally consists of the following five elements:

•	base salary;

•	performance-based annual cash bonus determined primarily by reference to objective financial and operating criteria;

•	long-term equity incentives in the form of stock options and other stock-based awards or grants;

•	specified perquisites; and

•	employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our culture of cost control and industry-leading performance, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Internal Revenue Code. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee's judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements. We also discuss the specific decisions we made with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006 (collectively, the "Named Executive Officers"). We made all such decisions in the context of us generating higher year-over-year operating income for the 48th consecutive quarter, improving our net margin for the sixth consecutive year, successfully closing the acquisition of Roads West, opening seven new service centers, and being named to ForbesMagazine's list of the "200 Best Small Companies in America" for the twelfth consecutive year.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows them to achieve the overall compensation they desire. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Such stability allows our executives to focus their attention and efforts on creating shareholder value and on our other business objectives. In determining base salaries, we consider an executive's qualifications and experience, including, but not limited to, the executive's industry knowledge and the quality and effectiveness of the executive's leadership, scope of responsibilities, past performance, and future potential of providing value to our shareholders. Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of perquisites, cash bonuses, and long-term incentives. We believe that such a mix of compensation helps us incentivize our executives to maximize shareholder value. We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salary of Our Chief Executive Officer. In July 2005, a specially constituted Compensation Committee of our Board of Directors, composed exclusively of outside directors, engaged Frederic W. Cook & Co., Inc., an independent compensation consultant, to assist the Compensation Committee in establishing a compensation package for Kevin P. Knight, our Chairman of the Board and CEO. The Compensation Committee reviewed the independent compensation consultant's recommendations and set Mr. Knight's base salary at $540,000 for 2005. In May 2006, after reviewing our financial performance for the fiscal year ended December 31, 2005, and considering our compensation philosophy and the guidelines described above, the Compensation Committee approved a $50,000 increase to Mr. Knight's base salary.

Base Salary of Our Other Named Executive Officers. In May 2006, after reviewing our financial performance for the fiscal year ended December 31, 2005, and considering our compensation philosophy and the guidelines described above, the Compensation Committee approved the following annual base salary increases for our Named Executive Officers, other than our CEO: (i) a $32,500 increase for David A. Jackson in continued recognition of his development and increased level of responsibilities as our Chief Financial Officer, with the relatively large percentage increase being justified by a very low starting point and the need to bring his salary more in line with the position of Chief Financial Officer; (ii) a $40,000 increase for Timothy M. Kohl in continued recognition of his promotion to the position of President and his development and increased responsibilities attendant to such position; (iii) a $10,000 increase for Keith T. Knight in recognition of his promotion to our Chief Operating Officer and the increased responsibilities attendant to such position, and (iv) a $10,000 increase for Casey Comen in continued recognition of his increased responsibilities as our Vice President of Sales.

The following table reflects the adjustments we made from 2005 to 2006 to the base salaries of our Named Executive Officers:

Named Executive Officer and Principal Position	2005 Base Salary ($)	2006 Base Salary ($)
Kevin P. Knight, Chairman and CEO	540,000	590,000
David A. Jackson, Chief Financial Officer	100,000	132,500
Timothy M. Kohl, President	290,000	330,000
Keith T. Knight, Chief Operating Officer	315,000	325,000
Casey Comen, Vice President of Sales	250,000	260,000
TOTAL	1,495,000	1,637,500

Performance-Based Annual Cash Bonuses

On December 21, 2005, our shareholders approved and ratified our 2005 Executive Cash Bonus Plan ("Cash Bonus Plan"). We use our Cash Bonus Plan to provide annual incentives to executive officers in a manner designed to (i) link increases in compensation to increases in our income in order to reinforce cost controls, (ii) reinforce our performance goals, and (iii) link a significant portion of our executives' compensation to the achievement of such goals. We also use the Cash Bonus Plan to preserve for our benefit a federal tax deduction for payments of incentive compensation to our executive officers. Cash bonuses are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.

Under the Cash Bonus Plan, the Compensation Committee is required to set, for each executive officer, one or more objective performance targets. The annual cash bonus amount awarded to each executive officer is dependent upon the executive reaching or exceeding such performance targets. Performance targets may be based on the attainment of specified levels of one or any variation or combination of the factors listed in the Cash Bonus Plan. Corporate performance targets are typically established on a combined basis of sales and earnings growth targets. Additionally, individual performance targets may be based on the successful implementation of corporate policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility. Each performance target may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices and may include comparisons with our past performance. The Compensation Committee also reserves the right to award cash bonuses for achievements outside the objective performance targets, but such awards may not exceed one-third of the maximum amount achievable under the objective targets, except in extraordinary circumstances. The Compensation Committee sets the specific performance targets for each executive officer after (i) engaging in active dialog with our CEO concerning our strategic objectives and performance, and (ii) reviewing the appropriateness of the financial measures used in the Cash Bonus Plan. Performance targets must be established for each executive officer prior to the 90th day of each fiscal year.

Concurrently with establishing the performance targets, the Compensation Committee must also establish a maximum cash bonus award opportunity for each executive officer. An executive's maximum cash bonus award opportunity may not exceed the plan maximum of $2 million annually (however, the maximum award approved for any executive has never exceeded $354,000). In determining an executive officer's maximum cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, and (iii) each of the other elements comprising the executive's total compensation. When calculating the cash bonus earned by an executive officer, the Compensation Committee may, in its sole discretion, eliminate or reduce the size of a bonus if it deems such action is appropriate but may not increase a bonus above the executive's maximum cash bonus opportunity. Further, the Compensation Committee is required to certify, prior to payment, that the executive officer achieved the respective performance targets underlying the cash bonus.

Performance-Based Annual Cash Bonuses Paid to Our Named Executive Officers. For 2006, the Compensation Committee approved maximum performance-based cash bonus opportunities under which (i) Kevin P. Knight was eligible to receive a cash bonus of up to 60% of his base salary; (ii) Timothy M. Kohl was eligible to receive a cash bonus of up to 40% of his base salary; and (iii) each of David A. Jackson, Casey Comen, and Keith T. Knight were eligible to receive a cash bonus of up to 30% of their respective base salaries. The percentage of salary assigned to each executive officer was based on the Compensation Committee's evaluation of the magnitude of each executive officer's ability to impact corporate performance based on the executive's responsibilities at the time. These percentages may change from time to time as responsibilities of the executive officers change and as specific goals evolve.

For 2006, the Compensation Committee established performance targets for our Named Executive Officers based on specific sales and earnings growth targets, the successful expansion of new service centers, cash collection benchmarks, and other personal goals relevant to each officer's position and scope of responsibility. In addition to setting these specific performance targets, the Compensation Committee determined that, in all cases, earnings per diluted share ("EPS") growth of 20.0% or more would substitute for non-achievement of all other performance targets. The Compensation Committee believed that the performance targets, specifically the growth in EPS, represented aggressive, yet achievable goals for the executives to earn 100% of the maximum cash bonus award.

For 2006, we achieved EPS growth of 20.6%. Thus, the Compensation Committee did not compare our financial performance and the performance of each Named Executive Officer against the performance targets described above. Instead, the Compensation Committee substituted the achievement of EPS growth of 20.6% for the performance targets and awarded each Named Executive Officer the maximum cash bonus award. For 2006, our Named Executive Officers received cash bonuses in the following amounts:

Named Executive Officer and Principal Position	2006 Performance - Based Bonus ($)
Kevin P. Knight, Chairman and CEO	354,000
David A. Jackson, Chief Financial Officer	39,750
Timothy M. Kohl, President	132,000
Keith T. Knight, Chief Operating Officer	97,500
Casey Comen, Vice President of Sales	78,000

In determining EPS growth from 2005 to 2006, the Compensation Committee, pursuant to its authority granted under the Cash Bonus Plan, excluded the net after tax impact of our adoption of Statement of Financial Accounting Standards No. 123, which requires us to expense non-cash stock-based compensation. The Compensation Committee believed such an adjustment was fair and reasonable because the Committee did not consider the effect of SFAS 123R when setting the performance targets for 2006 and the base year (2005) did not include the effect of SFAS 123R.

Long-Term Incentives

On December 21, 2005, our shareholders approved and ratified our Amended and Restated 2003 Stock Option Plan ("Stock Option Plan"). Our Stock Option Plan is a broad-based equity compensation plan that we use to attract, motivate, and retain qualified executive officers by providing them with long-term incentives. We also use the Stock Option Plan to align our executives' and shareholders' long-term interests by creating a strong and direct link between executive pay and shareholder return.

The Stock Option Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as stock options, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price above the grant price. Such awards also incentivize executives to remain with us over an extended period of time. Thus, we believe our Stock Option Plan is an effective way of aligning the interests of our executive officers with those of our shareholders.

Under the Stock Option Plan, the Compensation Committee may grant stock options or award restricted stock as forms of executive officer compensation. To date, the Compensation Committee has only awarded stock options under the Stock Option Plan because the Committee believes that stock options have historically been an effective means of incentivizing executive officers to work toward, and rewarding them for, increasing shareholder value. The Compensation Committee recognizes a broad trend toward some level of restricted stock grants and may, in its discretion, award restricted stock in the future.

The Compensation Committee considers several factors when determining the number of options to award to our executive officers. In August 2005, the Compensation Committee approved a policy that any annual stock option granted to our CEO would fall within a range of 150% to 250% of the next highest annual stock option award made to our executive officers, excluding our Chairman and CEO. Thus, the Compensation Committee must consider this policy when determining the number of options to award to both our CEO and our other executive officers. In addition to the foregoing, when determining the number of options to grant other executive officers, the Compensation Committee considers (i) the recommendations of our CEO; (ii) the value of the option in relation to other elements of total compensation; (iii) the number of options currently held by the executive; (iv) the number of options granted to the executive in prior years; and (v)  the executive's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.

Long Term Incentives Awarded to Our Named Executive Officers. On May 24, 2006, after considering each of the factors described above, the Compensation Committee granted each of our Named Executive Officers an option to purchase shares of our Common Stock, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, in the following amounts:

Named Executive Officer and Principal Position	Options Granted (#)
Kevin P. Knight, Chairman and CEO	75,000
David A. Jackson, Chief Financial Officer	15,000
Timothy M. Kohl, President	30,000
Keith T. Knight, Chief Operating Officer	30,000
Casey Comen, Vice President of Sales	10,000

In February 2007, the Compensation Committee approved a policy whereby the primary grant of options or restricted stock to our Named Executive Officers may only be made once per year and then only on the date of the Annual Meeting of Shareholders, unless an executive officer or director is newly hired or retained. In the case of a newly hired or retained executive officer or director, the Compensation Committee may grant options or restricted stock grants on the 25th day (or if the 25th day is not a business day, on the next business day) of the second calendar month after the close of each calendar quarter. Prior to the approval of the Compensation Committee's new policy, grants had historically been made once per year contemporaneously with or following annual salary determinations. Options granted under our Stock Option Plan (i) have a grant date that is established when the Compensation Committee approves the grant and all key terms have been determined, (ii) have an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, (iii) are subject to a vesting schedule, (iv) are exercisable for a maximum term of 10 years, and (v) once made, may not be repriced.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits generally constitute only a small percentage of each executive's total compensation with the exception being the air travel allowance for our CEO. In setting the amount of these benefits, the Compensation Committee considers (i) each executive's position and scope of responsibilities, and (ii) all other elements comprising the executive's compensation. We provided the following additional benefits to our Named Executive Officers during 2006: (i) a vehicle allowance, (ii) an air travel allowance (for only our CEO), and (iii) payment of life insurance premiums (for only Timothy M. Kohl). We report these costs as personal benefits for the Named Executive Officers in the "All Other Compensation" column in the Summary Compensation Table below.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Employee Benefits Paid to Our Named Executive Officers. In 2006, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $850, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of each Named Executive Officer.

Employment Agreements

We currently do not have any employment contracts, severance agreements, or change-of-control agreements with any of our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2006 awarded to, earned by, or paid to those persons who were, at December 31, 2006, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2006 (collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Kevin P. Knight, Chairman and Chief Executive Officer	2006	568,462	210,482	354,000	196,833	1,329,777
David A. Jackson, Chief Financial Officer	2006	118,500	68,393	39,750	850	227,493
Timothy M. Kohl, President	2006	312,769	247,754	132,000	21,990	714,513
Keith T. Knight, Chief Operating Officer	2006	328,961	124,690	97,500	850	552,001
Casey Comen, Vice President of Sales	2006	255,692	94,341	78,000	12,934	440,967

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each Named Executive Officer, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 8 of our financial statements as provided in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	See the Grants of Plan-Based Awards Table for additional information.
(3)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Insurance Premiums ($)	Contributions to Retirement and 401(k) Plans ($)	Total ($)
Kevin P. Knight	2006	195,983	-	850	196,833
David A. Jackson	2006	-	-	850	850
Timothy M. Kohl	2006	-	21,140(2)	850	21,990
Keith T. Knight	2006	-	-	850	850
Casey Comen	2006	12,084	-	850	12,934

(1)
This column represents the total amount of other benefits provided to the Named Executive Officer, if the aggregate of such benefits were equal to or exceeded $10,000. For Mr. Comen, this amount includes compensation for a car allowance. For Mr. Kevin Knight, $178,846 of this amount represents an air travel allowance and the remainder represents a cash vehicle allowance. Each year we pay a specified amount for the business-related air travel of Mr. Kevin Knight, in his role as our Chief Executive Officer. Mr. Kevin Knight uses the allowance for all of his business-related air travel, whether commercial or charter. With over 30 locations across the United States and numerous acquisitions, investor, supplier, industry, and other destinations, Mr. Kevin Knight is required to travel by air frequently to carry out his responsibilities. Some of this travel may involve a personal component.  Rather than attempt to differentiate the personal and business travel we pay our CEO an allowance and he pays for all air travel expenses without reimbursement from us. We do not pay for the personal air travel of any of our executive officers, including our Named Executive Officers.

(2)
We pay certain life insurance premiums on behalf of our President, Mr. Kohl. The premiums we pay are for (i) a $500,000 policy on which Mr. Kohl has designated a party related to him as the sole primary beneficiary and (ii) a $1,000,000 policy on which we are a 50% primary beneficiary and Mr. Kohl has designated a party related to him as the other 50% primary beneficiary. The Compensation Committee considers payment of these premiums to Mr. Kohl when setting the level of the other elements of Mr. Kohl's compensation.

Narrative to the Summary Compensation Table

See "Executive Compensation - Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2006.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Kevin P. Knight	02/08/2006 05/24/2006	- -	354,000 -	- -	- 75,000(2)	- 18.44	- 640,403
David A. Jackson	02/08/2006 05/24/2006	- -	39,750 -	- -	- 15,000(2)	- 18.44	- 128,081
Timothy M. Kohl	02/08/2006 05/24/2006	- -	132,000 -	- -	- 30,000(2)	- 18.44	- 256,161
Keith T. Knight	02/08/2006 05/24/2006	- -	97,500 -	- -	- 30,000(2)	- 18.44	- 256,161
Casey Comen	02/08/2006 05/24/2006	- -	78,000 -	- -	- 10,000(3)	- 18.44	- 85,387

(1)
This column represents the potential value of the payout for each Named Executive Officer based upon the attainment of specified performance targets that were established by the Compensation Committee on February 8, 2006 and as discussed in more detail in the Compensation Discussion and Analysis. The potential payouts are performance-driven and therefore completely at risk. As reflected in the Summary Compensation Table, each Named Executive Officer was awarded his respective target amount.

(2)
This represents the number of stock options granted in 2006 to the Named Executive Officer. On December 31, 2006, 20% of these options vested with the remaining options vesting 5% per calendar quarter thereafter and becoming fully vested on December 31, 2010.

(3)
This represents the number of stock options granted in 2006 to Mr. Comen. This option will vest as follows: 3,333 shares on March 1, 2007, 3,333 shares on March 1, 2008, and 3,334 shares on March 1, 2009.

(4)	This column represents the exercise price for the stock options granted, which was the closing price of our stock on May 24, 2006, the grant date.
(5)
This column represents the grant date fair value of the stock options under SFAS 123R granted to the Named Executive Officers in 2006. The fair value was calculated using the Black Scholes value on the grant date of approximately $8.54. The fair value of the option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 8 of our financial statements in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense to be recognized over the vesting period of the options awarded, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation - Compensation Discussion and Analysis" for a complete description of (i) the performance targets for payment of annual incentives, and (ii) the options that we awarded during the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants held by our Named Executive Officers as of December 31, 2006. All outstanding equity awards are in shares of our Common Stock.

Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Kevin P. Knight	08/06/2004 08/19/2005 05/24/2006	40,500 750,000 15,000	27,000 - 60,000	12.57 15.68 18.44	08/05/2014 08/18/2015 05/23/2016
David A. Jackson	03/01/2001 09/18/2001 06/05/2002 08/07/2003 08/06/2004 05/16/2005 05/24/2006	5,063 3,375 2,250 787 4,500 6,000 3,000	- - 1,125 3,151 3,000 9,000 12,000	4.40 4.89 8.44 11.44 12.57 15.53 18.44	02/28/2011 09/17/2011 06/04/2012 08/06/2013 08/05/2014 05/15/2015 05/23/2016
Timothy M. Kohl	09/18/2001 06/05/2002 06/01/2003 08/06/2004 05/16/2005 05/24/2006	16,875 9,373 7,500 4,500 7,500 6,000	- 9,375 15,000 9,000 22,500 24,000	4.89 8.44 11.04 12.59 15.53 18.44	09/17/2011 06/04/2012 05/31/2008 08/05/2014 05/15/2015 05/23/2016
Keith T. Knight	08/06/2004 08/19/2005 05/24/2006	13,500 12,000 6,000	9,000 18,000 24,000	12.57 15.68 18.44	08/05/2014 08/18/2015 05/23/2016
Casey Comen	03/01/2004 03/01/2005 05/16/2005 05/24/2006	- 3,750 - -	56,250 11,250 7,500 10,000	11.03 18.09 15.53 18.44	02/28/2014 02/28/2015 05/15/2015 05/23/2016

(1)	See the Vesting Schedule Table below for the vesting date of options held at fiscal year end by the Named Executive Officers.

Vesting Schedule Table

The following table describes the vesting schedule as of December 31, 2006, for each option listed in the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Option Grant Date	Option Awards Vesting Schedule
Kevin P. Knight	08/06/2004	20% vests December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	05/24/2006	20% vests December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
David A. Jackson	06/05/2002	33% vests each year beginning June 5, 2005.
	08/07/2003	20% vests each year beginning August 7, 2006.
	08/06/2004	20% vests December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	05/16/2005	20% vests December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vests December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
Timothy M. Kohl	06/05/2002	33% vests each year beginning June 5, 2005.
	06/01/2003	33% vests each year beginning May 1, 2006.
	08/06/2004	20% vests December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	05/16/2005	20% vests December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vests December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
Keith T. Knight	08/06/2004	20% vests December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	08/19/2005	20% vests December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vests December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
Casey Comen	03/01/2004	33% vests each year beginning March 1, 2007.
	03/01/2005	25% vests each year beginning March 1, 2006.
	05/16/2005	20% vests each year beginning May 16, 2008.
	05/24/2006	33% vests each year beginning March 1, 2007.

Option Exercises and Stock Vested

The following table sets forth information concerning the stock option exercises for fiscal 2006 for our Named Executive Officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kevin P. Knight	-	-
David A. Jackson	-	-
Timothy M. Kohl(1)	61,874	866,203
Keith T. Knight	-	-
Casey Comen	-	-

(1)
On January 30, 2006, Mr. Kohl exercised 61,874 options at the following prices: (i) 23,625 options at $2.85, (ii) 16,872 options at $4.89, (iii) 9,377 options at $8.44, (iv) 4,500 options at $12.59, and (v) 7,500 options at $15.53. The market price of the options exercised was $20.05, resulting in a realized value of $866,203.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2006.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) (4) ($)	Total ($)
Randy Knight	-	12,001	11,490	23,491
Michael Garnreiter	18,750	-	11,490	30,240
Donald A. Bliss	-	13,453	11,490	24,943
Mark Scudder	-	17,874	11,490	29,364
Richard J. Lehmann	-	6,747	27,101	33,848
G. D. Madden	8,500	9,252	11,490	29,242
Kathryn L. Munro	-	20,630	19,025	39,655

(1)	This column represents the amount of cash compensation paid in 2006 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock awards granted to each director, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Fair value is calculated using the closing price of our stock on the date of grant.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each director, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 8 of our financial statements in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements in the Form 10-K for the respective year-end. These amounts reflect our accounting expense to be recognized over the full vesting period, and do not correspond to the actual value that will be recognized by the directors.

(4)
As at December 31, 2006, (i) Mr. Randy Knight had 2,500 outstanding option awards; (ii) Mr. Garnreiter had 9,250 outstanding option awards; (iii) Mr. Bliss had had 5,875 outstanding option awards; (iv) Mr. Scudder had 7,000 outstanding option awards; (v) Mr. Lehmann had 3,500 outstanding option awards; (vi) Mr. Madden had 7,000 outstanding option awards; and (vii) Ms. Munro had 6,250 outstanding option awards.

Narrative to Director Compensation

The Board of Directors, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our Outside Directors. In 2006, our Outside Directors received annual compensation of $9,000, plus a fee of $750 for attending each meeting of the Board of Directors, a fee of $500 for attending Audit Committee meetings, a fee of $500 for attending Nominating and Corporate Governance Committee meetings, a fee of $750 for attending Compensation Committee meetings, and a fee of $450 for all other Board committee meetings. In addition, each of the Chairpersons of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee received an annual fee of $2,500, in addition to other director fees. During 2006, we also reimbursed directors for travel and other related expenses incurred in attending Board or committee meetings.

During 2006, Outside Directors had the option to accept shares of our Common Stock in lieu of cash compensation and fees for their service on the Board and its committees. If this option was elected, we issued Common Stock on February 15 and August 15, 2006 in payment of accrued compensation and fees for the preceding six month period ending December 31 and June 30, respectively. The number of shares issued was determined by dividing the amount of the accrued compensation and fees by the closing market price of our Common Stock as of the trading day prior to issuance.

Prior to February 2007, upon their election or appointment to the Board, Outside Directors received an automatic non-qualified stock option grant covering 2,500 shares of Common Stock equal to the fair market value on the date of grant. In addition to the initial stock option grant, in 2003 we adopted an annual stock option grant program for Outside Directors. Under this program, Outside Directors received a non-qualified stock option grant covering 1,000 shares of Common Stock on June 1 of each calendar year. The exercise price of these options is the fair market value on the date of grant. In connection with this program, Outside Directors who had served on the Board for at least three years as of December 31, 2002, were granted a catch-up, non-qualified stock option for 1,000 shares of Common Stock at an exercise price equal to the fair market value on June 2, 2003, the date of grant. Except for the 1,000 share catch-up option described in the preceding sentence, all non-qualified stock options granted to an Outside Director, including the initial grant, are forfeitable if the Outside Director resigns within one year of the date of grant. In February 2007, in light of the new compensation structure for Outside Directors, the Board of Directors elected to discontinue the practice of making these automatic grants. Stock issued under the new program will be issued as stock grants under the Independent Director provision of our Amended and Restated 2003 Stock Option Plan, which reserved 100,000 shares of our Common Stock for compensatory stock grants to Outside Directors, subject to certain adjustments.

In February 2007, the Board of Directors, at the recommendation of our Compensation Committee, adopted a new compensation structure for our Outside Directors. Under the new structure, our Outside Directors will receive annual compensation of $45,000 payable 50% in cash and 50% in Common Stock. Under the new independent director compensation program, no fees will be paid for attendance at meetings. The Chair of the Audit Committee will receive an annual fee of $5,000; the Chair of the Compensation Committee will receive an annual fee of $3,000; and the Chair of the Nominating and Corporate Governance Committee will receive an annual fee of $2,500.

The cash compensation will be paid on a quarterly basis beginning in 2007. The first grant of Common Stock, and each grant thereafter, will be made on the date of the Annual Meeting. The number of shares issued will be determined by dividing the amount of the accrued compensation by the closing market price of our Common Stock as of the trading day prior to issuance. The Common Stock will vest over a three year period and will vest automatically upon death or resignation or retirement from the Board with the consent of the Nominating and Corporate Governance Committee. Each Outside Director must hold all Common Stock granted as compensation until such director holds a minimum of $100,000 in Common Stock.

Directors who are our employees or 10% shareholders do not receive compensation for Board or committee service. We do, however, reimburse them for travel and other related expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2007, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and our directors, and by all of our directors and executive officers as a group. Share numbers and other information for Ruane, Cunniff & Goldfarb, Inc. ("RCG"), Wasatch Advisors, Inc. ("Wasatch"), and Wellington Management Company, LLP ("Wellington") included in the following table and notes are as of February 28, 2006, and solely based upon Schedules 13/G and 13G/A filed with the SEC on January 10, 2007 (RCG), February 15, 2007 (Wasatch), and February 14, 2007 (Wellington). We had outstanding 86,205,283 shares of Common Stock as of Feb 28, 2007.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)

Kevin P. Knight(3)	7,373,231	8.5%
Gary J. Knight(4)	7,278,836	8.4%
Keith T. Knight(5)	7,083,101	8.2%
Randy Knight(6)	6,931,797	8.0%
Timothy M. Kohl(7)	222,903	*
G.D. Madden(8)	42,515	*
Donald A. Bliss(9)	36,351	*
Casey Comen(10)	29,583	*
David A. Jackson(11)	26,850	*
Mark Scudder(12)	15,359	*
Michael Garnreiter(13)	9,706	*
Kathryn L. Munro(14)	8,087	*
Richard J. Lehmann(15)	4,213	*
Ruane, Cunniff & Goldfarb, Inc. (16)	14,085,531	16.3%
Wasatch Advisors, Inc. (17)	9,077,738	10.5%
Wellington Management Company, LLP (18)	8,724,023	10.1%

All directors and executive officers as a group (13 persons)	29,062,532	33.3%

*	Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer and director is 5601 West Buckeye Road, Phoenix, Arizona 85043. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, New York, NY 10153. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock underlying options that are currently exercisable or will be exercisable within 60 days from February 28, 2007. Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 28, 2007, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 6,537,185 shares beneficially owned by Kevin P. Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 19,442 shares held by the Kevin P. Knight and Sydney B. Knight Family Foundation over which Kevin P. Knight and his wife, Sydney Knight, as officers of the Foundation, exercise sole voting and investment power on behalf of the Foundation; (c) 3,979 shares owned by a minor child who shares the same household; and (d) 812,625 shares covered by stock options granted to Kevin P. Knight that are currently exercisable or that will become exercisable within 60 days. Mr. Kevin P. Knight has pledged as security 2,325,000 of the shares that he beneficially owns.

(4)
Includes: (a) 7,250,336 shares beneficially owned by Gary J. Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 28,500 shares covered by stock options granted to Gary J. Knight that is currently exercisable or that will become exercisable within 60 days. Mr. Gary J. Knight has pledged as security 2,349,876 of the shares that he beneficially owns.

(5)
Includes: (a) 7,042,961 shares beneficially owned by Keith T. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 1,119 shares beneficially owned by Keith T. Knight; (c) 1,119 shares beneficially owned by Fawna Knight; and (d) 2,277 shares owned by minor children who share the same household; and (e) 35,625 shares covered by stock options granted to Keith T. Knight that is currently exercisable or that will become exercisable within 60 days. Mr. Keith T. Knight has pledged as security 2,825,000 of the shares that he beneficially owns.

(6)
Includes: (a) 5,266,974 shares beneficially owned by Randy Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 1,662,323 shares held by a limited liability company for which Mr. Randy Knight acts as manager and whose members include Mr. Randy Knight and trusts for the benefit of his four children; and (c) 2,500 shares covered by stock options granted to Mr. Randy Knight that are currently exercisable or that will become exercisable within 60 days. Mr. Randy Knight has pledged as security 5,261,089 of the shares that he beneficially owns.

(7)
Includes: (a) 166,655 shares held directly by Timothy M. Kohl; and (b) 56,248 shares covered by stock options granted to Mr. Kohl that is currently exercisable or that will become exercisable within 60 days.

(8)
Includes: (a) 35,515 shares held directly by G.D. Madden; and (b) 7,000 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(9)
Includes: (a) 30,476 shares beneficially owned by Donald A. Bliss over which he exercises sole voting and investment powers under a revocable trust agreement; and (b) 5,875 shares covered by stock options granted to Mr. Bliss that are currently exercisable or that will become exercisable within 60 days.

(10)	Consist of 29,583 shares covered by stock options granted to Mr. Comen that are currently exercisable or that will become exercisable within 60 days.

(11)	Consist of 26,850 shares covered by stock options granted to Mr. Jackson that are currently exercisable or that will become exercisable within 60 days.

(12)
Includes: (a) 8,359 shares held directly by Mark Scudder; and (b) 7,000 shares covered by stock options granted to Mr. Scudder that are currently exercisable or that will become exercisable within 60 days.

(13)
Includes: (a) 456 shares held directly by Michael Garnreiter; and (b) 9,250 shares covered by stock options granted to Mr. Garnreiter that are currently exercisable or that will become exercisable within 60 days.

(14)
Includes: (a) 1,837 shares held directly by Kathryn L. Munro; and (b) 6,250 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(15)
Includes: (a) 713 shares held directly by Richard J. Lehmann; and (b) 3,500 shares covered by stock options granted to Mr. Lehmann that are currently exercisable or that will become exercisable within 60 days.

(16)	Ruane, Cunniff & Goldfarb, Inc. has sole voting power over 7,144,659 and sole dispositive power over 14,085,531 shares. It has shared voting power and shared dispositive power over no shares.

(17)	Wasatch Advisors, Inc. has sole voting power and sole dispositive power over 9,077,738 shares. It has shared voting power and shared dispositive power over no shares.

(18)	Wellington Management Company, LLP has shared voting power over 5,767,718 shares and shared dispositive power over 8,724,023 shares. It has sole voting power and sole dispositive power over no shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 402(a) of Regulation S-K) had or will have a direct or indirect material interest, referred to as an "interested transaction." Under the policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the committee's approval and either approve or disapprove of the entry into the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. During 2006, the following interested transactions were subject to such review, approval, or ratification:

Mark Scudder, one of our directors, is president of a law firm to which we paid approximately $163,000 for legal services in 2006 and which currently provides legal services to us. During 2006, Mr. Scudder received salary and bonuses from the firm, none of which is directly related to services provided to us. Based upon information regarding the law firm's total revenues for each of the past three years supplied by Mr. Scudder, the Audit Committee determined that this relationship is not material and ratified the transaction.

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin Knight, Gary Knight, Keith Knight, and Randy Knight have been employed by us since our inception. The Knight family members are employed on the same terms and conditions as non-related employees. During 2006, we employed and compensated in excess of $120,000 in total compensation two individuals who are considered related persons under Item 404(a) of Regulation S-K. The aggregate total compensation paid to these two individuals in 2006 was $335,065. We also employed ten other related persons during 2006, none of whom received compensation in excess of $120,000.

See "Corporate Governance - The Board of Directors and Its Committees - Committees of the Board of Directors - The Compensation Committee - Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 2. - APPROVAL OF KNIGHT TRANSPORTATION, INC.
SECOND AND AMENDED RESTATED ARTICLES OF INCORPORATION

We seek shareholder approval to amend and restate our Amended and Restated Articles of Incorporation to authorize the issuance of up to 300,000,000 shares of our common stock, par value $0.01 per share, to facilitate our operations in the future and to make certain other ministerial changes in our Amended and Restated Articles of Incorporation. We have determined that it is in our best interest to receive authorization to issue additional shares of common stock in light of the fact that we have used nearly 73 million shares for five stock splits since our inception, and board priorities may justify the issuance of additional shares in the future.  Any newly authorized shares of our common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

The authorization to issue these additional shares requires an amendment and restatement of our Restated Articles of Incorporation. Under Arizona law, such an amendment requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote and represented in person or by proxy at the annual meeting. In the absence of contrary instructions, each proxy will be voted for the approval of the amendment and restatement of our Amended and Restated Articles of Incorporation. A copy of the proposed amendment and restatement of our Amended and Restated Articles of Incorporation is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL NO. 3. - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to serve as our principal independent registered public accounting firm for fiscal 2007. Deloitte & Touche also served as our principal independent registered public accounting firm in fiscal 2006. At the Annual Meeting, our shareholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2007. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable NYSE rule, or by our organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees for professional services provided by Deloitte & Touche for the audit of our annual financial statements and internal control over financial reporting for the fiscal year ended December 31, 2006, the audit of our annual financial statements for the fiscal year ended December 31, 2005, and the review of financial statements included in our quarterly reports on Form 10-Q during those periods, as well as fees billed by Deloitte & Touche and KPMG LLP, who resigned as our principal independent registered public accounting firm on March 16, 2004, for other services rendered during those periods:

	Fiscal 2006	Fiscal 2005
	Deloitte & Touche	Deloitte & Touche	KPMG (1)	Total
Audit Fees(2)	$507,851	$466,900	$22,000	$488,900
Audit-Related Fees(3)	-	-	-	-
Tax Fees(4)	-	-	-	-
All Other Fees(5)	-	-	-	-

(1)
Amount is for services in connection with KPMG's reissuance of its prior year report and related consent. KPMG does not and has not served as our principal independent registered public accounting firm since March 16, 2004.

(2)
Audit Fees represent fees billed for professional services rendered by the principal independent registered public accounting firm for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by such accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

(3)
Audit-Related Fees represent fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. We were not billed for any Audit-Related Fees in 2006 or 2005.

(4)
Tax Fees represent fees billed for professional services rendered by the principal independent registered public accounting firm for tax compliance, tax advice, and tax planning. We were not billed for any Tax Fees in 2006 or 2005.

(5)
All Other Fees represent fees billed for products and services provided by the principal independent registered public accounting firm, other than Audit Fees, Audit-Related Fees, and Tax Fees. We were not billed for any Other Fees in fiscal 2006 or 2005.

Since July 30, 2002, our Audit Committee has maintained a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm's independence. Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the fiscal year ended December 31, 2006.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the 2008 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by us on or before [Month] [Day], [Year]. However, if the date of the 2008 Annual Meeting of Shareholders is more than thirty days before or after [Month] [Day], [Year], then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2008 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any shareholder proposals intended to be considered at our 2008 Annual Meeting of Shareholders, but not included in our proxy materials relating to that meeting, by [Month] [Day], [Year]. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our 2008 proxy statement will have discretionary authority to vote on any shareholder proposal that is considered at the Annual Meeting, but not received on or prior to the deadline described above.

All shareholder proposals should be sent via certified mail, return receipt requested, and addressed to Timothy M. Kohl, Secretary, Knight Transportation, Inc., 5601 West Buckeye Road, Phoenix, Arizona 85043.

See "Corporate Governance - The Board of Directors and Its Committees - Committees of the Board of Directors - The Nominating and Corporate Governance Committee" for information regarding how shareholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

Kevin P. Knight Chairman of the Board and Chief Executive Officer

[Month] [Day], [Year]

Appendix A

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
KNIGHT TRANSPORTATION, INC.

ARTICLE I

The name of the Corporation shall be: KNIGHT TRANSPORTATION, INC.

ARTICLE II

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as such laws may be amended from time to time.

ARTICLE III

Initial Business

The Corporation initially intends to own, lease, acquire, sell, dispose of, deal with, maintain and operate motor vehicles for transporting property of every kind and nature as a common or contract carrier for compensation or its own purposes over and upon the public highways of the State of Arizona and other states in which this Corporation might be qualified to transact business; to arrange for transportation by other common carriers or contract carriers either by motor vehicle, rail or otherwise; and to do all and everything advantageous and necessary to engage in said business.

ARTICLE IV

The authorized capital stock of the Corporation shall be as follows:

A. The Corporation shall be authorized to issue Three Hundred Million (300,000,000) shares of common stock, with $0.01 par value, which the Board of Directors shall have authority to issue from time to time. The Board of Directors shall fix the stated value of shares of the Corporation’s common stock at the time of issuance.

B. The Corporation shall be authorized to issue Fifty Million (50,000,000) shares of preferred stock, with $0.01 par value. The Board of Directors of the Corporation may issue the shares of preferred stock from time to time and, before issuance, shall establish and divide the shares into series of a specified number of shares, and fix and determine the stated values, designations, preferences, privileges and voting powers (which may include, but are not limited to, provisions as to dividends, conversion, redemption and liquidation) of the shares of each series so established and the restrictions or qualifications thereof, without limitation, except as may be prescribed by applicable law. The Board of Directors may cause the dividend rate to vary among any series of preferred stock.

C. Consideration for the issuance of shares of the Corporation’s capital stock may be paid, in whole or in part, in cash or other property, whether tangible or intangible, or in labor or services actually performed for the Corporation, or any other consideration permitted by law. Shares shall be deemed to be fully paid and nonassessable when the consideration for such shares is received by the Corporation or any wholly owned subsidiary. The judgment of the Board of Directors as to the value of any property, services, right or thing acquired in exchange for the capital stock of the Corporation shall be final and conclusive.

D. Except as otherwise required by law or by the terms and conditions of any preferred stock pursuant to paragraph B of this Article IV, class voting of shares shall not be permitted.

E. The Board of Directors may from time to time cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the Corporation.

ARTICLE V

Statutory Agent

The Corporation hereby appoints James E. Brophy, III, Ryley, Carlock & Applewhite, One North Central Avenue, Suite 1200, Phoenix, Arizona 85004-4417, as its statutory agent.

ARTICLE VI

Place of Business

The Corporation’s known place of business shall be 5601 West Buckeye Road, Phoenix, Arizona 85043.

ARTICLE VII

The Board of Directors

A. The business of the Corporation shall be conducted by a board of not less than three (3) nor more than eleven (11) directors, none of whom need be shareholders or residents of Arizona. Within such limitation, the number of directors shall be fixed by the Bylaws. The initial authorized number of directors of the Corporation shall be six (6), but that number may be increased or decreased in accordance with the Bylaws of the Corporation.

B. The Corporation’s initial director was Randy Knight, whose address is 5601 West Buckeye Road, Phoenix, Arizona 85043. As of April 30, 2007, the following persons serve as the directors of the Corporation, until their term shall end and their successors are duly elected and qualified:

Donald A. Bliss
5601 West Buckeye Road
Phoenix, Arizona  85043

Michael Garnreiter
5601 West Buckeye Road
Phoenix, Arizona  85043

Gary J. Knight
5601 West Buckeye Road
Phoenix, Arizona  85043

Kevin P. Knight
5601 West Buckeye Road
Phoenix, Arizona  85043

Randy Knight
5601 West Buckeye Road
Phoenix, Arizona  85043

Richard J. Lehmann
5601 West Buckeye Road
Phoenix, Arizona  85043

G. D. Madden
5601 West Buckeye Road
Phoenix, Arizona  85043

Kathryn L. Munro
5601 West Buckeye Road
Phoenix, Arizona  85043

Mark Scudder
5601 West Buckeye Road
Phoenix, Arizona  85043

C. Meetings of the Board of Directors shall be held at the times and in the manner prescribed by the Corporation’s Bylaws. The Board of Directors of the Corporation may take action either by meeting or with a meeting by unanimous consent of all directors, or in any other manner permitted by law.

D. Notwithstanding anything contained in Article VII, paragraphs (A), (B), or (C) of these Restated Articles of Incorporation (and subject to the provisions of Paragraph (E) below), commencing with the May 2000 annual meeting of shareholders, the Corporation’s directors shall be divided into two classes (Class I and Class II), with the number of directors in each class to be as nearly equal as reasonably possible. The initial terms of office for the Class I and Class II directors elected at the May 2000 annual meeting of the shareholders shall be as follows:

1. Class I directors shall be elected to serve for a term commencing with their election at the May 2000 annual meeting of shareholders and expiring on the conclusion of the 2001 annual meeting of shareholders; and

2. Class II directors shall be elected to serve for a term commencing with their election at the May 2000 annual meeting of shareholders and expiring on the conclusion of the 2002 annual meeting of shareholders.

Commencing with the 2001 annual meeting of shareholders and continuing at each annual meeting of shareholders thereafter, a director elected in a class to succeed a director in that class whose tetra has expired shall be elected to serve until the conclusion of the second succeeding annual meeting of shareholders from the date of such. director’s election or until such director’s successor shall has been duly elected and qualified. The system of cumulative voting shall be applied to the election of directors within each class of directors.

E. Notwithstanding anything contained in Paragraphs (A), (C) or (D) of Article VII of these Restated Articles of Incorporation, but subject to the provisions of Paragraph (F), if the number of the Corporation’s directors equals nine (9) or more, the Corporation’s Board of Directors shall be divided into three classes of directors (Class I, Class II and Class III) at the next annual meeting of Shareholders at which any director stands for election, and all of the directors of the Corporation shall stand for election at such meeting, notwithstanding the fact that a director’s term may not have expired. There shall not be less than three directors in each class, and the number of directors in each class to be as nearly equal as reasonably possible. The initial terms of office for the Class I, Class II and Class III directors elected at the first annual meeting of shareholders in which there are three classes of directors shall be as follows:

1. Class I directors shall be elected to serve, for a one (1) year term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the next succeeding annual meeting of Shareholders;

2. Class II directors shall be elected to serve for a two (2) year term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the second succeeding annual meeting of shareholders; and

3. Class III directors shall be elected to serve for a three (3) year term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the third succeeding annual meeting of shareholders.

Beginning with the first annual meeting of shareholders following the first election of Class I, Class II and Class III directors under this Paragraph (E), and continuing at each annual meeting of shareholders thereafter, each director elected in a class shall be elected to serve for a term ending with the conclusion of the third succeeding annual meeting of shareholders after the date of such director’s election.

F. The system of cumulative voting shall be applied to the election of directors within each class of directors. The Board of Directors shall designate the class to which each director is assigned.

G. Newly created directorships resulting from any increase in the number of authorized directors, vacancies arising from a director’s resignation or removal, or directorships eliminated as a result of a decrease in the number of authorized directors shall be apportioned by the Board of Directors among the Class I, and Class II directors (and Class III directors, at such time as the Corporation’s directors consist of nine (9) or more members, as nearly equally as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director.

ARTICLE VIII

Incorporators

The names and addresses of the incorporators of the Corporation are:

Randy Knight
5601 West Buckeye Road
Phoenix, Arizona  85043

Karen Landes
5601 West Buckeye Road
Phoenix, Arizona  85043

ARTICLE IX

Meetings of Shareholders

The annual and other meetings of shareholders shall be held at such time and place, within or without the State of Arizona, as stated in or fixed in accordance with the Bylaws.

ARTICLE X

No Preemptive Rights

Except as may be provided by the Board of Directors in authorizing the issuance of preferred stock pursuant to Article IV, no holder of stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the Corporation or any other security of the Corporation which it may issue or sell.

ARTICLE XI

Corporate Existence

The Corporation shall have perpetual existence.

ARTICLE XII

Indemnification and Limitation of Liability

The Corporation shall indemnify and hold harmless its incorporators, and each of its existing and former directors, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the Corporation or its subsidiaries, including indemnity for service in the capacity as an officer of the Corporation. The Corporation, subject to a director executing and delivering any undertaking required by law to reimburse the Corporation if indemnity should not be allowed, shall advance costs and expenses to defend any claim subject to indemnification. Without limiting the foregoing, a director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by law; provided that no provision of these Articles of Incorporation shall eliminate or limit the liability of a director for (i) any breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of a dividend or other distribution on the Corporation’s common capital stock or the unlawful purchase of its capital stock, (iv) any trans-action from which a director received an improper personal benefit, or (v) any violation of Section 10-041 of the Arizona Revised Statutes, or any successor provisions thereto. The indemnification rights provided herein shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law, bylaws or agreement.

Form of Proxy Card

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

[Day of week], [Month] [Day], [Year], [Time], Phoenix Time

By executing this Proxy, the shareholder constitutes and appoints the Chairman and Chief Executive Officer, Kevin P. Knight, and the President and Secretary, Timothy M. Kohl, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted here), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock which the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on [Month] [Day], [Year], at [Time], Phoenix Time, at the Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting dated [Month] [Day], [Year], as set forth below. Cumulative voting will be applied in the election of directors. See the Proxy Statement furnished for an explanation of cumulative voting.

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As a Knight Transportation, Inc. shareholder, you can view your shareholder account on a secured internet website.

By accessing Investor Service DirectSM at www.melloninvestor.com, you can view your account profile, stock detail, and historical Knight Transportation, Inc. stock price information. You can also change your address.

In addition, you can use this site to consent to future access of Knight’s annual reports and proxy materials electronically via the internet.

Knight also provides access to shareholder information, including its annual report and proxy statement, through its website at www.knighttrans.com.

Please mark your votes as indicated in this example	☒

Proposal No. 1:	Election of Directors.

NOMINEES FOR DIRECTOR:

01 - Kevin P. Knight (Class III)
02 - Randy Knight (Class III)
03 - Michael Garnreiter (Class III)

☐	VOTE for all Nominees listed above

☐	WITHHOLD authorization to vote for all Nominees listed above

☐	WITHHOLD authorization to vote for any individual Nominee. Write the number of the Nominee(s) for whom authorization is withheld: _______________________________________

OR - If you wish to allocate your votes among the Class III Nominees using cumulative voting, indicate the number of votes you wish to cast for each Class III Nominee (the maximum number of votes you may allocate is the number of shares you own multiplied by three, the number of Class III Nominees).

	Nominee	Number of Votes

☐	Kevin P. Knight

☐	Randy Knight

☐	Michael Garnreiter

Proposal No. 2: Approval of Knight Transportation, Inc. Second Amended and Restated Articles of Incorporation.

Proposal to approve Knight Transportation, Inc. Second Amended and Restated Articles of Incorporation

☐	FOR approval of the Knight Transportation, Inc. Second Amended and Restated Articles of Incorporation

☐	AGAINST approval of the Knight Transportation, Inc. Second Amended and Restated Articles of Incorporation

☐	ABSTAIN

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm.

Proposal to ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal 2007

☐	FOR ratification of Deloitte & Touche LLP

☐	AGAINST ratification of Deloitte & Touche LLP

☐	ABSTAIN

Other Action. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournments thereof.

Signature*:

Printed Signature:

Title:

Signature:

Title:

DATED:	_________________, 2007

* Signatures should conform to name in which you hold your shares.

Address Change?
Indicate changes here:

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The shareholder acknowledges receipt of the Notice and Proxy Statement dated [Month] [Day], [Year], grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder’s name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3.

Please mark, sign, date, and return the Proxy Card promptly, using the enclosed envelope, which requires no postage when mailed in the United States.

Please sign above exactly as your name appears. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.